Exhibit 99.1

INDEPENDENCE LEAD MINES COMPANY

P.O. Box 717

Wallace, Idaho  83873

Phone:  208-753-2525

Fax:  208-753-2525

March 28, 2007

SPECIAL NOTICE

Dear Shareholder:

Independence Lead Mines Company was incorporated on September 29, 1929.  Some years ago the Company acted as its own transfer agent.  Through the following years many undocumented errors have appeared from that time.  This has made all transfer records for that period suspect and uncertain as to the accuracy and reliability of those records.  A large number of the shareholder accounts do not have identifying social security numbers.  There is also the matter of street stock where a seller’s name remains on the shareholder list because the buyer chose to hold the certificate in the seller’s name rather than transferring the certificate into his or her name.

In the event the Company was able to pay a dividend in the future these shortcomings would need to be addressed.  It is the intention of the board of directors to make an “all out” effort to update and eliminate as many inaccuracies in stock transfer records that have occurred over time.

Therefore, as an incentive to help this endeavor be successful, as well as to reward our shareholders, the Company has declared a forward stock split of one (1) additional share of common stock for each ten (10) shares of common stock owned, to all shareholders of record as of April 27, 2007, subject to the following terms and rules:

TERMS:

Only shareholders of record at close of business on April 27, 2007 are eligible for the forward split.  Shareholders have 60 days from April 27, 2007 to surrender their share certificates to OTC Stock Transfer.  The Company will only cover the cost of one new stock certificate.  Any special requests, such as additional certificates or changes in stock registration will be borne by the requesting shareholder.  In that event a shareholder will also need to contact OTC Stock Transfer for further instructions in those special request situations. The dividend shall be payable on or before July 10, 2007.  The ex-dividend date shall be April 23, 2007.

RULES:

If you are one of the shareholders whose shares are held in safe keeping by a financial institution no action on the part of these shareholders is necessary.  Independence Lead’s transfer agent, with cooperation from various financial institutions, will make arrangements for previously issued certificates to be returned, and re-issued including the appropriate forward split shares.

All shareholders holding shares personally will be required to return their stock certificates to OTC Stock Transfer, Inc. along with the appropriate social security tax identification number or numbers.  At Independence Lead’s expense the transfer agent will then send a new stock certificate that will include the forward split shares.  Shareholders with multiple certificates will be required to cooperate with OTC Stock Transfer, Inc. in keeping costs to a minimum.  The Company will only cover the cost of one new stock certificate.

TRANSFER AGENT INFORMATION:

OTC Stock Transfer, Inc.

231 East 2100 South

Salt Lake City Utah 84115

Telephone:  (801) 485-5555

Independence Lead’s directors would greatly appreciate your support and cooperation regarding this matter.

Sincerely,

s/Bernard C. Lannen

Bernard C. Lannen,

President

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